$2,400,000,000

Medium-Term Notes

For the Period: 5/8/2006 to 5/15/2006

Coupon	Interest	Maturity	Callable	Survivor's Option	Price[1]	Yield[2]	Moody's	S&P	CUSIP
FLT (a)	Monthly(†)	5/15/09	NO	YES§	100.00	FLT	Aa3	AA+	41013NN87
5.350%	Monthly(†)	5/15/11	5/15/08(‡)	YES§	100.00	5.410%	Aa3	AA+	41013NN95
FLT (b)	Monthly(†)	5/15/11	NO	YES§	100.00	FLT	Aa3	AA+	41013NP28
6.000%	Monthly(†)	5/15/31	5/15/11(‡)	YES§	100.00	6.075%	Aa3	AA+	41013NP36

Settlement Date - Thursday, May 18, 2006

Pricing Supplement as of Monday, May 15, 2006

(†) First Payment date 6/15/2006

§ The limit for any individual deceased owner or beneficial interest is $200,000 annually. Limit in aggregate is 1% of outstanding principal amount of FreddieNotes as of the end of the most recent fiscal year. For complete details, see the offering circular.

(a) 12-month percent change in CPI-U + 180 bps, reset monthly, but in no case less than 0%. The initial coupon rate is 5.16%. (Mar. CPI-U 3.36% + Spread 1.80%)

(b) 12-month percent change in CPI-U + 208 bps, reset monthly, but in no case less than 0%. The initial coupon rate is 5.44%. (Mar. CPI-U 3.36% + Spread 2.08%)

(‡) Callable One Time Only at 100% on the call date above with 30 days notice.

1Prices are quoted as a percentage of par.

2Yields are quoted on a semi-annual bond equivalent yield basis. All offerings are subject to delivery of the prospectus and the offering circular supplements.

John Hancock Life Insurance Company has filed a registration statement (including prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and the other documents John Hancock Life Insurance Company and Manulife Financial Corporation have filed with the SEC for more complete information about John Hancock Life Insurance Company and this offering. You may get these documents for free by visiting EDGAR on the SEC web site at www.sec.gov. Alternatively, John Hancock Life Insurance Company, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling (866) 658-3267.

LaSalle Direct Access Notes are sold only by the prospectus or offering circular and related supplement of the individual issuer. To view a prospectus or offering circular, please click the related link(s) above. An investor should read the prospectus or offering circular and related supplement carefully before investing or sending money. This is neither an offer to sell nor the solicitation of an offer to buy any financial instrument.

How to Invest in SignatureNotes.

Click here to view the current prospectus and related supplement.